Exhibit 10.2

TERMINATION AGREEMENT

Agreement made this 9th day of July 2008, by and between Excel Technology, Inc. (the “Company”) a Delaware corporation , and Alice Varisano, the Chief Financial Officer of the Company (the “Employee”).

WITNESSETH:

WHEREAS, the Company is proposing to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with GSI Group, Inc., a New Brunswick corporation (“GSI”), and Eagle Acquisition Corporation, a Delaware corporation and an indirect wholly owned subsidiary of GSI (“Purchaser”), which provides for a cash tender offer (the “Offer”) by Purchaser for all of the outstanding shares of voting stock of the Company (“Shares”), followed by a merger of Purchaser with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of GSI; and

WHEREAS, Employee has an employment agreement (“Employment Agreement”; capitalized terms used but not defined herein having the meanings ascribed thereto in the Employment Agreement) with the Company, dated the 15th day of February, 2007, that (a) expires on February 15, 2011, and (b) provides (i) for a salary, currently payable at the rate of $350,000 per annum, a minimum yearly bonus of $100,000, and a yearly expense allowance of $30,000, (ii) in the event (a) Employee’s employment is terminated without cause or Employee resigns for Good Reason, Employee is entitled to receive, in addition to all forms of current and past due compensation to the date of termination, (A) a cash lump sum payment in an amount equal to Employee’s Base Salary, plus an amount equal to the sum of Employee’s prior year’s bonuses and expense allowance (collectively, the “Severance Payment” all or a portion of which the Company and Employee intend to be allocable to the Employee’s agreement not to compete set forth in Section 6.01 of the Employment Agreement, and as extended pursuant to Section 4 hereof (the “Covenant Not to Compete Payment”)), and (iii) that in the event of a Change of Control, Employee is entitled to a payment equal to the product of (A) 2.99 and (B) Employee’s “annualized includible compensation” as that term is defined in Section 280G of the Code and regulations thereunder for the period consisting of the most recent five (5) taxable years ending before the Change of Control (the “Change of Control Payment”); provided, that all such foregoing payments are subject to applicable withholding taxes; and

WHEREAS, the Employment Agreement defines (a) Change of Control to mean, among other things, “the acquisition by any person… of more than 50% of … the then outstanding shares of common stock of the Company” and (b) Good Reason to mean, among other things, “the material diminution in the title or job responsibilities of the Employee; and

WHEREAS, (a) the Company acknowledges and confirms that, as described in Section 7.14 of the Merger Agreement, at the Purchase Time Employee will have “Good Reason” for terminating her employment with the Company pursuant to the Employment Agreement, (b) the Employee has given notice to the Company that she will leave the employ of the Company for Good Reason contingent upon the occurrence of and immediately following the Purchase Time, and (c) the Company further acknowledges and confirms that if Employee voluntarily terminates her employment with the Company following the Purchase Time, Employee shall be entitled to receive the payments and benefits provided in the Employment Agreement upon the termination by the Employee of her employment with the Company for Good Reason; and

WHEREAS, upon Purchaser’s purchase of Shares pursuant to the Offer, by accepting for payment Shares validly tendered and not withdrawn as of the expiration date of the Offer, and paying for such Shares in accordance with the terms of the Offer by depositing the aggregate purchase price therefor with the Depositary for the Offer (the “Depositary”), Parent will acquire ownership of a majority of the total number of then outstanding Shares on a fully-diluted basis (the date and time of such deposit with the Depositary being referred to as the “Purchase Time”); and

WHEREAS, this Agreement is being entered into by the Company and Employee to (i) implement the provisions of the Employment Agreement which will be applicable, and to set forth the amount of the payments which Employee and the Company have agreed will be payable to Employee pursuant to the Employment Agreement, upon the termination of Employee’s employment with the Company for Good Reason immediately following the Purchase Time, (ii) set forth an amount of the Severance Payment which, subject to Section 3, the Company and Employee have initially agreed to designate as the Covenant Not To Compete Payment, (iii) provide a procedure for adjusting such amount so designated and for making commensurate adjustments in the amount of the Severance Payment, (iv) (A) provide for an extension to a two-year period of the Employee’s non-compete obligations set forth in Section 6.01 of the Employment Agreement and (B) set forth the two-year non-solicitation covenant agreed to by the Employee and (v) provide for the mutual releases set forth herein; and

WHEREAS, the terms of this Agreement and the Employment Agreement have been approved or ratified by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Chairman of the Compensation Committee is authorized to execute this Agreement on behalf of the Company;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. Contingent upon the occurrence of and immediately following the Purchase Time, the Employee’s employment with the Company shall terminate for Good Reason.

2. Payments. Provided the Employee has not revoked the Waiver and Release (as defined herein) in accordance with Section 5(a)(ii), immediately upon the occurrence of the Purchase Time, the Company shall, subject to Section 3, pay to the Employee, less any applicable withholding taxes, (i) the Severance Payment, (ii) the Covenant Not to Compete Payment and (iii) the Change of Control Payment. The Company shall remit to the appropriate taxing authority, at or before the time required by law to be so remitted, any withholding taxes (including any social security and Medicare taxes and the Company’s contribution with respect to such taxes) and excise taxes, if applicable, to the payments provided for above and to any other amounts or benefits paid or provided to the Employee pursuant to this Agreement or the Employment Agreement following the termination of her employment with the Company (“Withholding Taxes”). Set forth on Exhibit A which is attached hereto and made a part hereof, are the payments to be made, subject to Withholding Taxes and subject to Section 3, with respect to the Severance Payment, the Covenant Not to Compete Payment and the Change of Control Payment.

3. Certain Adjustments.

(a) The amount of the Covenant Not to Compete Payment set forth on Exhibit A shall be subject to adjustment and final determination based on a valuation by an independent valuation firm selected by GSI, which firm shall complete such valuation and provide the final amount of the Covenant Not to Compete Payment and supporting calculations to GSI and the Employee, and shall provide the final amount of the Covenant Not to Compete Payment to GSI’s independent accountants, within twenty (20) business days following the date of this Agreement. The amount of the Severance Payment set forth on Exhibit A shall be subject to adjustment and final determination by GSI’s independent accounting firm based on the final determination of the amount of the Covenant Not to Compete Payment in accordance with the immediately preceding sentence, and such final determination, together with supporting calculations, shall be provided by such accounting firm to GSI and the Employee within three (3) business days after receiving the valuation and supporting calculations referred to in the immediately preceding sentence and in any event prior to the Purchase Time. The adjustments and final determinations pursuant to this Section 3 shall be binding upon the Company and the Employee and Exhibit A shall be amended (and shall be deemed amended whether or not actually modified) prior to the Purchase Time to reflect such adjustments and final determinations. The amount of Withholding Taxes with respect to the Severance Payment and the Covenant Not to Compete Payment shall be finally determined by GSI’s independent accountants based on the amount of such payments as adjusted and finally determined in accordance with this Section 3 and the Withholding Taxes percentages specified in the first footnote on Exhibit A hereto. The adjustments and final determinations pursuant to this Section 3 shall be binding upon the Company and the Employee and Exhibit A shall be amended (and shall be deemed amended whether or not actually modified) prior to the Purchase Time to reflect such adjustments and final determinations. The fees and disbursements of the independent valuation firm and the independent accountants for services referred to in this Section 3 shall be paid by the Company.

(b) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined pursuant to Section 3(a) above that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the accelerated vesting of any stock-based award), to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this

Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payment shall be equal to the “Reduced Amount” as determined by GSI’s independent accounting firm engaged in Section 3(a) above. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the Payment, in either case, after taking into account all applicable federal state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), which results in the Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(c) It is expressly acknowledged and agreed by the Company and the Employee that GSI is an intended third party beneficiary of this Section 3 and shall be entitled to the rights and benefits provided herein, and to enforce such rights, as if it were a party to this Agreement.

4. Continuing Obligations under the Employment Agreement; Extension of Non-Compete; Non-Solicitation.

(a) From and after the Purchase Time, the Company and Employee shall honor all of their respective obligations under the Employment Agreement that are specifically stated to or by their terms survive the termination of Employee’s employment thereunder, but only to the extent such obligations are not duplicative with the obligations set forth under this Agreement. It is specifically agreed that the payment by the Company of the amounts set forth on Exhibit A, as adjusted pursuant to Section 3 hereof, shall be in full satisfaction of the corresponding obligations under the Employment Agreement.

(b) Notwithstanding the foregoing Section 4(a), the Employee agrees with the Company that, in consideration for the agreements of the Company hereunder Section 6 of the Employment Agreement is hereby amended (i) to extend the period of her agreement not to compete to a period of two (2) years following the Purchase Time and (ii) to add the following non-solicitation provision to the end of Section 6.01 of the Employment Agreement: “For a

period of two years following the Purchase Time, the Employee agrees that she will not, directly or indirectly, for the Employee’s benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit from any customer doing business with the Company or any of its subsidiaries as of the Purchase Time or within six (6) months prior to the Purchase Time, business of the same or of a similar nature to the business of the Company or any of its subsidiaries;

(ii) solicit from any potential customer of the Company or any of its subsidiaries business of the same or of a similar nature to that which has been the subject of a written or oral bid, offer or proposal by the Company or any of its subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Purchase Time;

(iii) solicit the employment or services of, or hire or engage, any person who was employed or engaged by the Company or any of its subsidiaries as of the Purchase Time, or within 6 months thereof; or

(iv) otherwise interfere with the business or accounts of the Company or any of its subsidiaries, including, but not limited to, with respect to any relationship or agreement between the Company or any of its subsidiaries and any vendor or supplier.”

5. Releases.

(a) (i) Effective upon the receipt by the Employee of all the payments to be paid to Employee at the Purchase Time as provided in Section 2 hereof and the payment by the Company to the appropriate taxing authorities at or before the time required by law to be so paid of the Withholding Taxes as provided in Section 2 hereof, but subject to Section 3, Employee hereby releases and forever discharges the Company, its subsidiaries, and their respective successors and assigns (collectively, “Company Releasees”) from any and all claims, causes of action, suits, back-wages, benefits, attorneys’ fees, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, charges, complaints and demands whatsoever, in law, or equity, of any and every kind, nature and character, known or unknown, which such Company Releasees, the Employee, her, heirs, executors, administrators and legal representatives ever had, may now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement specifically but not exclusively relating to any claims arising out of or in any way related to the Employment Agreement, the Employee’s employment with the Company under the Employment Agreement or the termination of the Employee’s employment with the Company under the Employment Agreement or otherwise; provided, however, there shall be excluded from such release (i) the Company’s obligations under the Employment Agreement that are specifically stated to or by their terms survive the termination of the Employee’s employment thereunder (but only to the extent such obligations are not duplicative with the Company’s obligations hereunder), (ii) any rights of the Employee for indemnification (and advancement of expenses) by the Company or GSI (or any successors) pursuant to applicable law or the Company’s certificate of incorporation or by-laws, (iii) any rights of the Employee with respect to insurance coverage under any of the Company’s or GSI’s (or any successors) directors and officers liability insurance policies, (iv) any rights of the Employee pursuant to the Merger Agreement, and (v) any rights of Employee under this Agreement. Also, this release shall have no effect on the Employee’s right as a stockholder and option holder of the Company to receive payment for her stock and options in accordance with the Merger Agreement.

(ii) Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) (“Waiver and Release”) and that this Waiver and Release is knowing and voluntary. Employee and the Company agree that this Waiver and Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Waiver and Release. Employee acknowledges that the consideration given for this Waiver and Release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement containing the Waiver and Release; (b) she has at least twenty-one (21) days within which to consider this Waiver and Release; (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Waiver and Release; (d) the Waiver and Release shall not be effective until the revocation period has expired; and (e)

nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this Waiver and Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to Howard S. Breslow, Esq., c/o Breslow & Walker, LLP, 100 Jericho Quadrangle, Jericho, New York 11753, by close of business on the seventh day from the date that Employee signs this Agreement.

(b) Effective at the Purchase Time, provided the Employee has not revoked the Waiver and Release in accordance with Section 5(a)(ii), the Company, on behalf of itself and each of its subsidiaries, hereby releases the Employee and forever discharges the Employee, her heirs, executors, administrators and legal representatives (collectively, “Employee Releasees”) from any and all claims, causes of action, suits, benefits, attorneys’ fees, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, charges, complaints and demands whatsoever, in law, or equity, of any and every kind, nature and character, known or unknown, which against such Employee Releasees, the Company or any of its subsidiaries, ever had, may now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement; provided, however, there shall be excluded from such release Employee’s obligations to the Company under this Agreement as well as those under the Employment Agreement that are specifically stated to or by their terms survive the termination of the Employee’s employment thereunder.

6. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and she hereby waives any right, or alleged right, of employment or re-employment with the Company.

7. Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the preparation of this Agreement.

8. Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement (other than with respect to the enforceability of Employee’s agreement not to compete and not to solicit (as set forth in Section 4 of this Agreement) which shall be governed by Section 6.02 of the Employment Agreement), their interpretation and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, in Suffolk County, New York, before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Employee agrees and hereby waives her right to jury trial as to matters arising out of the terms of this Agreement and any matters herein released to the extent permitted by law. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

9. Authority. Employee represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.

10. No Representations. Employee represents that she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that with respect to the term of the noncompetition and nonsolicitation covenants set forth above, the parties agree and intend to enforce said covenants for the maximum time permitted by law.

12. Entire Agreement. This Agreement, along with those provisions of the Employment Agreement which are specifically stated to or by their terms survive the termination of the Employee’s employment thereunder (but only to the extent such obligations are not duplicative with the obligations set forth under this Agreement), represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Employee’s relationship with the Company and her compensation by the Company.

13. Amendment. This Agreement may only be amended in writing signed by Employee and the Company.

14. Binding Effect. This Agreement shall be fully effective and binding upon all parties hereto immediately upon execution of this Agreement, except as to rights or claims arising under the ADEA, in which case Employee has seven (7) days following the execution of this Agreement to change her mind (solely with respect to such rights and claims) by giving written notice thereof as herein stated. This Agreement shall be void and of no effect if the Merger Agreement is terminated in accordance with its terms.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

16. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

EXCEL TECHNOLOGY, INC.

By:	/s/ Steven Georgiev
Name:	Steven Georgiev
Title:	Chairman of the Compensation
Committee of the Board of Directors

/s/ Alice Varisano
Alice Varisano

EXHIBIT A *

Severance Payment	$	– 0 –	**
Covenant Not to Compete Payment		550,000	**
Change of Control Payment		1,200,327

*	All listed payments are gross amounts, and shall be subject to Withholding Taxes, calculated as follows: Federal income taxes: 35%; New York State income taxes: 7.35%; Company Medicare: 1.45%; Employee Medicare: 1.45%; Excise Tax (if applicable): 20%
**	Amount subject to adjustment pursuant to Section 3 of this Agreement.